EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  April 30, 2003

SKYWEST ANNOUNCES FIRST QUARTER 2003 EARNINGS

St. George, Utah - SkyWest, Inc., (NASDAQ: SKYW) today reported net income of $13.3 million for the quarter ended March 31, 2003, or $0.23 per diluted share, compared to $15.7 million of income (before cumulative effect of change in accounting principle) or $0.27 per diluted share for the same period last year.  Operating revenues increased 18.9% to $207.4 million for the first quarter of 2003, compared to $174.3 million for the first quarter of 2002.  The items of most significance affecting the first quarter of 2003 are outlined below.

Total operating revenues for the first quarter of 2003 increased primarily as a result of a 34.5% increase in available seat miles, offset by a 15.4% reduction in yield per revenue passenger mile.  Operating revenues for the first quarter of 2003 were also positively affected by  the Company’s achievement of  a 99.2% controllable completion factor and an actual completion factor of  97.6% of scheduled flights.  Because  the Company has not completed  negotiations with its major partners with respect to  its fee-for-departure rates for the calendar 2003 year, the Company  has recorded revenues for the first quarter of 2003 based on a prior period’s approved rates, reduced to reflect management’s current estimate of the results of these negotiations.

Total operating expenses for the first quarter of 2003, excluding fuel charges  (which are reimbursable by the Company’s major partners), increased approximately 14% from the same quarter of 2002,  primarily as a result of a 34.5% increase in available seat miles.  Total operating expenses for the first quarter of 2003 increased at a slower rate than available seat miles, primarily because the Company experienced a lower volume of maintenance overhauls and other maintenance-related expenses.  Additionally, the results reflect the impact of aggressive cost reduction initiatives implemented by the Company during the first quarter of 2003.

Total available seat miles  for the first quarter of 2003 increased 34.5% from the first quarter of 2002, primarily as a result of the Company increasing its fleet size to 161 aircraft as of March 31, 2003, from 131 aircraft as of March 31, 2002.  During the first quarter of 2003 the Company took delivery of 13 new regional jet aircraft and retired one turboprop aircraft.  Additionally, due to scheduled reductions in departures, resulting largely from  the war in Iraq and the associated decrease in demand, management has reduced its available seat mile estimates for the second quarter of 2003  from a previously estimated amount of 1.463  billion to 1.407  billion.  Management anticipates that the Company will return to normal scheduled departures for the third and fourth quarters of 2003, resulting in available seat mile production of 1.602 billion and 1.645 billion for those  quarters, respectively.

At March 31, 2003 the Company had $488.4 million in cash, marketable securities and deposits on aircraft, compared to $536.8 million as of December 31, 2002.  The decrease is primarily the result of rent payments for aircraft of approximately $64.7 million, capital expenditures for engine overhauls on its turboprop fleet, rotable spare parts purchases and the acquisition of regional jet aircraft. The Company also had $315.6 million in long-term debt at March 31, 2003, compared to $125.4 million as of December 31, 2002.  The Company’s debt position changed primarily as a result of acquiring $236.8 million in new regional jet aircraft, which were  financed with $202.9 million of long-term debt and $33.9 million of the Company’s cash.

This press release and information on SkyWest can be accessed at www.skywest.com. Statements in this press release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should” and “likely” also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: developments associated with the bankruptcy proceedings involving United Airlines, Inc.; ongoing negotiations between SkyWest and its major partners regarding their code-sharing arrangements; variations in market and economic conditions; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from SkyWest’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including SkyWest’s Annual Report on Form 10-K.

SkyWest, Inc., is a holding company of SkyWest Airlines, Inc., the nation’s largest independently operated regional airline, and is based in St. George, Utah.  SkyWest operates as United Express and Delta Connection under marketing agreements with United Airlines and Delta Air Lines, respectively.  SkyWest serves 101 cities with over 1,000 daily departures in 29 states and two Canadian provinces.  This press release, as well as past releases can be accessed on the SkyWest Internet site at: http://www.skywest.com.

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SKYWEST, INC.

Unaudited Financial and Operating Highlights

	Three Months Ended March 31,
Financial Highlights	2003	2002	% Change

Operating revenues	$207,362	$174,346	18.9
Operating expenses	187,213	151,890	23.3
Operating income	20,149	22,456	(10.3)
Other income, net	1,655	3,209	(48.4)
Income before income taxes	21,804	25,665	(15.0)
Income before cumulative effect of change in accounting principle, net of taxes	13,300	15,656	(15.0)
Cumulative effect of change in accounting principle, net	—	8,589	(100.0)
Net income	$13,300	$24,245	(45.1)

Basic earnings per share:
Income before cumulative effect of change in accounting principle	$0.23	$0.28	(17.9)
Cumulative effect of change in accounting principle, net of tax	—	0.15	(100.0)
Basic earnings per share	$0.23	$0.43	(46.5)
Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$0.23	$0.27	(14.8)
Cumulative effect of change in accounting principle, net of tax	—	0.15	(100.0)
Diluted earnings per share	$0.23	$0.42	(45.2)
Weighted average common shares:
Basic	57,641	56,939
Diluted	57,649	57,530

	Three Months Ended March 31,
Operating Highlights	2003	2002	% Change

Passengers carried	2,271,171	1,870,141	21.4
Revenue passenger miles (000)	895,876	637,605	40.5
Available seat miles (000)	1,305,854	971,110	34.5
Passenger load factor	68.6%	65.7%	2.9	pts
Passenger breakeven load factor	62.4%	57.3%	5.1	pts
Yield per revenue passenger mile	$0.230	$0.272	(15.4)
Revenue per available seat mile	$0.159	$0.180	(11.7)
Cost per available seat mile	$0.144	$0.156	(7.7)
Average passenger trip length	394	341	15.5

SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2003	2002

Operating revenues:
Passenger	$205,818	$173,215
Freight and other	1,544	1,131
	207,362	174,346
Operating expenses:
Flying operations	104,847	76,301
Customer service	34,147	30,541
Maintenance	16,264	19,706
Depreciation and amortization	16,358	12,423
General and administrative	10,850	9,638
Promotion and sales	4,747	3,281
	187,213	151,890
Operating income	20,149	22,456
Other income (expense):
Interest income	2,919	3,261
Interest expense	(1,264)	(52)
	1,655	3,209
Income before income taxes	21,804	25,665
Provision for income taxes	8,504	10,009
Income before cumulative effect of change in accounting principle	13,300	15,656
Cumulative effect of change in accounting principle, net of taxes of $5,492	—	8,589
Net income	$13,300	$24,245

Basic earnings per share:
Income before cumulative effect of change in accounting principle	$0.23	$0.28
Cumulative effect of change in accounting principle, net of tax	—	0.15
Basic earnings per share	$0.23	$0.43
Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$0.23	$0.27
Cumulative effect of change in accounting principle, net of tax	—	0.15
Diluted earnings per share	$0.23	$0.42
Weighted average common shares:
Basic	57,641	56,939
Diluted	57,649	57,530